Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Strategy Trust of our report dated November 27, 2023, relating to the financial statements and financial highlights, which appears in the Virtus Convertible Fund, Virtus Duff & Phelps Water Fund, Virtus Global Allocation Fund, Virtus International Small-Cap Fund, Virtus Newfleet Short Duration High Income Fund, Virtus NFJ Emerging Markets Value Fund, Virtus NFJ Global Sustainability Fund and Virtus Seix High Yield Income Fund Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Financial Statements”, “Glossary” and “Non-Public Portfolio Holdings Information” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 25, 2024